PRESS RELEASE

FOR IMMEDIATE RELEASE

ProLung, Inc. Announces Large Clinical Validation Trial Results of 84% sensitivity and 74% specificity

Salt Lake City, UT, October 3, 2019 – ProLung, Inc. (“ProLung” or the “Company”) and its long-time partner ProLung China (a Delaware, USA-based company), both whom are focused on reducing the time to diagnosis for lung cancer patients, proudly announced today the results of a large clinical validation trial on its ProLung Test™ led by Professor Chunxue Bai at Fudan University. The study was sponsored by ProLung China and executed by its subsidiary, ProLung Biotech Wuxi, under the supervision of a Clinical Research Organization (CRO). In the study of 486 subjects with 418 effective, the ProLung Test returned results of 84% sensitivity, 74% specificity, 79% Positive Predictive Value (PPV) and 81% Negative Predictive Value (NPV).

The ProLung Test’s performance from this clinical trial are the highest combined sensitivity and specificity values for a truly non-invasive solution that is pursuing FDA clearance for a lung cancer diagnostic that the Company is aware of. Furthermore, the ProLung Test is the only predictive analytic utilizing bioconductance in lung cancer. These trial results, along with the results of a soon to be started repeatability study, will underpin a future FDA de novo submission.

Highlights from the trial include:

●	Large clinical trial with 486 enrolled subjects
●	Uniformly high performance across all cancer stages, including very early stages of lung cancer
●	ProLung Test performance was effective across a wide range of lesion sizes ranging from 4-50mm
●	ProLung Test performance was outstanding in small lesions ranging from 4-8mm
●	ProLung Test was effective across a wide age range of 20-80 years
●	ProLung Test performance was effective in both male and female subjects

Additional highlights, details and analysis are likely to be included in a future peer-reviewed publication.

Mr. Jared Bauer, ProLung CEO, stated, “ProLung, Inc. in the USA and ProLung China have been partners for more than six years, which formally began when we licensed the ProLung Test™ to them for the China market. Through ProLung China’s own experiments, they made a number of modifications to the methodology of our ProLung System. The ProLung Test’s performance from this validation study are the highest combined sensitivity and specificity values for a truly non-invasive solution that is pursuing FDA clearance for a lung cancer diagnostic that we’re aware of – not to mention the only predictive analytic test utilizing bioconductance in lung cancer. We plan to use these validation study results along with the future results of a soon to be started repeatability study in a future FDA de novo submission. We are grateful to Mr. Ning Zhou and his team for their efforts and collaboration.”

Mr. Ning Zhou, ProLung China CEO, stated, “I have believed in the ProLung Test for many years and the results of this clinical trial are not surprising. With key modifications to the ProLung System protocol, the trial produced actionable clinical results that can help physicians in both the USA and China diagnose lung cancer in the earliest and most-treatable stages of the disease. China has the highest mortality rate from lung cancer globally. I expect this non-invasive and cost-effective medical device will make a tremendous difference for lung cancer patients in both urban and rural areas. Now that the strategic objectives of ProLung China and ProLung, Inc. are formally aligned, both companies are already benefiting from one another’s hard work. With the combined resources of the two companies, we are poised for greater success.”

About Lung Cancer

Lung cancer is the leading cause of cancer deaths worldwide, killing more than colorectal, breast and prostate cancers combined. There is a severe unmet clinical need to reduce the time required to determine malignancy in patients diagnosed with Indeterminate Pulmonary Nodules (IPNs). Patients with IPNs can wait months, or even years, receiving multiple CT scans to confirm malignancy in the lungs. This wait often proves fatal as the cancer advances and spreads. In 2015, the Centers for Medicare and Medicaid Services (CMS) implemented the first national lung cancer screen utilizing a low-dose CT scan (LDCT) of the chest for high-risk adults, which was based in part on a 2013 recommendation by the US Preventive Services Task Force (USPSTF). The screen will amplify this clinical need as up to 24 million patients with IPNs may experience a narrowing treatment window as they wait.

About ProLung, Inc.

ProLung is a leader in innovative predictive analytics technology and non-invasive tests for the risk stratification of indeterminate pulmonary nodules in the lung. ProLung’s mission is to ‘make a difference in time’ for lung cancer patients. The Company is engaged in developing, testing and commercializing solutions which are designed to accelerate the time to diagnosis and expand the therapeutic window for lung cancer patients. ProLung’s predictive analytics platform for lung cancer risk stratification is approved for sale in the European Economic Area (CE0120) and investigational use in the USA.

Forward-Looking Statements

Statements contained in this release which are not purely historical, including, without limitation statements regarding ProLung’s future performance and goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in the ProLung’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties include inherent risks and uncertainties relating to ProLung’s ability to meet its funding requirements for its operations and other commitments and to obtain successful test results and regulatory approvals for its products. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections.

For further information, contact:

Andy Robertson | 1-801-503-9231| acr@prolunginc.com

ProLung, Vice President of Business Development

ProLung, Inc.

350 W. 800 N., Suite 150

Salt Lake City, Utah 84103

USA

www.prolunginc.com

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